Exhibit (d)(2)(i)

FORM OF TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 30, 2014, by and among Vestis Retail Group, LLC, a Delaware limited liability company (“Parent”), Everest Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and                     (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of Sport Chalet, Inc., a Delaware corporation (the “Company”).

B. Concurrently with the execution of this Agreement, Parent, Merger Sub, and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

C. Pursuant to the Merger Agreement, Parent and Merger Sub will, as promptly as reasonably practicable (and in any event, within five Business Days) after the date of the Merger Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended) a tender offer to purchase all of the outstanding shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A Shares”) and Class B common stock, par value $0.01 per share, of the Company (the “Class B Shares,” and together with the Class A Shares, the “Shares”) at a price equal to $1.20 per Share, as may be reduced to $1.04 per Share, pursuant to the terms and conditions set forth in the Merger Agreement (such price, the “Offer Price”), as such terms and conditions may be amended from time to time (the “Offer”).

D. Concurrently with the execution of this Agreement and the Merger Agreement, Parent and Merger Sub are entering into substantially identical Tender and Support Agreements (as they may be amended from time to time, the “Other Support Agreements” and, collectively with this Agreement, the “Support Agreements”) with certain other stockholders of the Company (the “Other Support Stockholders” and, collectively with the Stockholder, the “Support Stockholders”).

E. Concurrently with the execution of this Agreement and the Merger Agreement, Merger Sub is entering into a Stock Purchase Agreement (as it may be amended from time to time, the “Stock Purchase Agreement”) with The Olberz Family Trust dated 05/06/1997 (the “Family Trust”), Eric S. Olberz and Irene M. Olberz (collectively, the “Olberzes”), whereby the Family Trust and the Olberzes have agreed to sell to Merger Sub, following and contingent upon consummation of the Offer, all Shares held by the Family Trust and the Olberzes (collectively, the “Olberz Shares”) upon terms and subject to the conditions set forth the Stock Purchase Agreement.

F. As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement in consideration therefor, Stockholder has agreed to enter into this Agreement and tender and vote Stockholder’s Subject Securities (as defined below) as described herein, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.	CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms not defined in this Agreement shall have the respective meanings assigned to those terms in the Merger Agreement.

(b) “Alternative Transaction Consideration” means, with respect to Shares transferred pursuant to an Alternative Transaction, the per Share consideration that Stockholder actually received as a result of the consummation of such Alternative Transaction, valuing any noncash consideration (including any residual interest in the Company or any successor of the Company whether represented by Shares or any other securities) at its fair market value as of the date of such consummation. The fair market value of any noncash consideration consisting of (a) securities listed on a national securities exchange shall be equal to the average closing price per share of such security as reported on such exchange during the thirty (30) trading days prior to the date of determination; and (b) consideration which is other than cash or securities of the type specified in clause (a) above shall be the fair market value of such property. In the event of a dispute as to the fair market value of such property, such disputed amounts shall be determined by by Houlihan Lokey, Inc. (“HL”) as promptly as practicable following the consummation of the Alternative Transaction; provided, that the fees and expenses of HL shall be borne equally by Parent, on the one hand, and the Disputing Stockholders, on the other hand. The determination of HL shall be binding upon the parties hereto.

(c) “Contract” means any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligations of any kind, including, any voting agreement, proxy arrangement, pledge agreement, stockholder agreement or voting trust, to which Stockholder is a party or by which the Subject Securities are bound.

(d) “Disputing Stockholder” means any of the Support Stockholders and the Olberzes, to the extent such parties are disputing the fair market value of the property described in clause (b) of the definition of “Alternative Transaction Consideration.”

(e) “Encumbrance” means any lien, pledge, hypothecation, security interest, option, right of first refusal, proxies, voting trusts or agreements, or other encumbrance (other than as created by this Agreement or restrictions on transfer under the U.S. Securities Act of 1933, as amended).

(f) Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(g) “Proxy Expiration Date” means the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

(h) “Recommendation Change Shares” means a number of Shares representing Voting Power equal to:

(i) (A) the aggregate Voting Power represented by all Shares owned by Stockholder divided by (B) the aggregate Voting Power represented by all Shares owned by the Support Stockholders, multiplied by

(ii) (A) (1) 0.35 multiplied by (2) the aggregate Voting Power represented by all issued and outstanding Shares minus (B) the aggregate Voting Power represented by all Shares then Owned in the aggregate by the Trust and the Olberzes.

(i) “Subject Securities” mean: (i) all of the Shares Owned by Stockholder as of the date of this Agreement; and (ii) all additional Shares of which Stockholder acquires Ownership during the Support Period.

(j) “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Proxy Expiration Date.

(k) A Person is deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(l) “Voting Power” means, with respect to any Shares, the number of votes to which such Shares would be entitled to with respect to the election of directors at any annual or special meeting of stockholders of the Company.

SECTION 2.	TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected other than as provided in Section 3.1. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer.

2.2 Restriction on Transfer of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. [In addition, Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder pursuant to the margin loan Contracts set forth on Schedule 2 hereto (the “Margin Loan Contracts”).]1

SECTION 3.	TENDER OF SUBJECT SECURITIES

3.1 Tender of Subject Securities.

(a) Unless this Agreement shall have been terminated in accordance with its terms, Stockholder hereby agrees to tender the Subject Securities then Owned (collectively, the “Tender Shares”), or instruct such Stockholder’s broker or such other Person that is the holder of record of the Tender Shares to tender, into the Offer no later than five (5) days prior to the Initial Expiration Date. If Stockholder acquires Tender Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall tender or cause to be tendered such Tender Shares on or before the Initial Expiration Date. Except as set forth in Section 3.1(b), unless this Agreement shall have been terminated in accordance with its terms, Stockholder will not withdraw the Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer at any time.

(b) Notwithstanding anything herein to the contrary, in the event of a Change in the Board Recommendation, all references to “Tender Shares” in this Section 3 shall automatically be deemed to instead be references the “Recommendation Change Shares”, without any action required on the part of Parent, Stockholder or any other Person, and Stockholder shall withdraw any Shares previously tendered into the Offer in excess of the Recommendation Change Shares in order to ensure full compliance with Section 3.1(c).

(c) Stockholder shall cause all Shares that are not Recommendation Change Shares to be tendered in the Tender Offer in a manner that is proportionate to the manner in which all holders of Shares (other than Shares held by the Support Stockholders and the Olberzes) tender their Shares in the Tender Offer.

3.2 Return of Subject Securities. If the Offer is terminated or withdrawn by Parent or Merger Sub, or the Merger Agreement is terminated prior to the purchase of the Subject Securities in the Offer, Parent and Merger Sub shall promptly return, and shall cause any

[1]	NTD: Bracketed language to be included in Mr. Levra’s agreement only.

depository acting on behalf of Parent and Merger Sub to return, all Subject Securities tendered by Stockholder in the Offer to Stockholder.

SECTION 4.	VOTING OF SHARES

4.1 Voting Covenant. Stockholder hereby agrees that, during the Support Period, at any meeting of the Company Stockholders, however called, and in any action by written consent of the Company Stockholders (to the extent permitted by the Company’s Organizational Documents (as the same may be amended from time to time)), unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities then Owned to be voted:

(a) in favor of (i) the Merger and the adoption of the Merger Agreement and the terms thereof, (ii) each of the other transactions contemplated by the Merger Agreement for which stockholder approval is sought at any such meeting, and (iii) any action in furtherance of any of the foregoing;

(b) against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws (except for any such amendment approved by Parent in writing); (iii) any material change in the capitalization of the Company or the Company’s corporate structure (except for any such change approved by Parent in writing), and (iv) any other action which is intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement;

provided, however, that notwithstanding anything herein to the contrary, in the event of a Change in the Board Recommendation, all references to “Subject Securities” in this Section 4 shall automatically be deemed to instead be references the “Recommendation Change Shares”, without any action required on the part of Parent, Stockholder or any other Person and, provided, further, that Stockholder shall cause all Shares that are not Recommendation Change Shares to be voted in a manner that is proportionate to which all holders of Shares (other than the Shares held by the Support Stockholders and the Olberzes) vote in respect of such matter and, provided, further, that notwithstanding anything herein or in the Proxy to the contrary and for the avoidance of doubt, Stockholder shall be entitled to vote all of the Subject Securities in favor of the amendment to the Company Charter required under the terms of the Crystal Credit Facility for which Company Stockholder approval is sought.

4.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement, Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable (at all times prior to the Proxy Expiration Date) to the fullest extent permitted by law with respect to the Shares referred to therein (the “Proxy”).

(b) Stockholder shall perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

(c) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

(d) Except as expressly set forth herein, Stockholder may vote the Subject Securities on any matter not referred to in the Proxy and the attorneys and proxies named in the Proxy may not exercise the Proxy with respect to such other matters.

SECTION 5.	ALTERNATIVE TRANSACTION PAYMENT

In the event (a) the Merger Agreement is terminated, (b) the Termination Fee becomes payable by the Company and (c) within 12 months of such termination of the Merger Agreement, (A) the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated), or (B) there shall have otherwise been consummated an Acquisition Proposal (substituting “50%” for “15%” in the definition of “Acquisition Proposal” for all purposes of this Section 5), then, concurrently with or promptly (and in any event within one Business Day) following the consummation of any such transaction in connection with an Acquisition Proposal referred to in clauses (A) or (B) (an “Alternative Transaction”), Stockholder shall pay or cause to be paid to Parent, by wire transfer of immediately available funds to the account specified in writing by Parent, an amount equal to 50% of the product of (1) the number of Subject Securities and (2) the excess, if any, of the Alternative Transaction Consideration over the Offer Price.

SECTION 6.	WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities Owned by Stockholder.

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and at all times during the Support Period as follows:

7.1 Authorization; Organization; Good Standing. Stockholder has the authority and legal capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly authorized, executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

7.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound, except for any conflict or violation which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby or thereby; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any material Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) Except where the failure to obtain such consents or approvals or to make such filings, would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement, (i) the execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any filing with, nor any permit, authorization, consent or approval of, any Person; and (ii) no consent of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement.

7.3 Title to Shares. Stockholder Owns, free and clear of any Encumbrance [(except for Encumbrances pursuant to the margin loan contracts set forth on Schedule 2 hereto)],2 the number of outstanding Shares set forth under the heading “Shares Owned” on the signature page hereof and does not Own any other Shares or any right to acquire any such Shares.

7.4 Merger Agreement. Stockholder has reviewed and understands the terms of this Agreement and the Merger Agreement, and Stockholder has had the opportunity to consult with such Stockholder’s counsel in connection with this Agreement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

SECTION 8.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as of the date of this Agreement and at all times during the Support Period as follows:

8.1 Authorization; Organization; Good Standing. Each of Parent and Merger Sub has all necessary corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement

[2]	NTD: Bracketed language to be included in Mr. Levra’s agreement only.

has been duly authorized, executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Neither Parent nor Merger Sub is in violation of its Organizational Documents, each as amended to date, except where the failure to be in compliance therewith would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement or this Agreement.

8.2 No Conflicts or Consents. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not: (a) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of its properties is or may be bound, except for any conflict or violation which would not adversely affect in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or consummate the transactions contemplated hereby; or (b) require any filing with, nor any permit, authorization, consent or approval of, any Person or require any consent of, or registration, declaration or filing with, any Governmental Entity, other than (i) any applicable requirements of the Exchange Act and the DGCL, (ii) as required by Antitrust Laws, (iii) as contemplated by the Merger Agreement (including the schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such filings, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of any of its obligations under this Agreement.

SECTION 9.	COVENANTS OF STOCKHOLDER

9.1 Stockholder Information. Parent and Merger Sub may publish and disclose in any tender offer materials or proxy statement Stockholder’s identity and ownership of the Subject Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement upon receipt of Stockholder’s prior written consent to such disclosure, which such consent shall not be unreasonably withheld, delayed or conditioned; provided that no such written consent shall be required where such publishing or disclosure is required by Applicable Law; provided further, that Parent shall use commercially reasonable efforts to provide Stockholder with at least two (2) Business Days (or, if shorter, the maximum amount of time permitted by Applicable Law) to review such disclosure in such tender offer materials or proxy statement and shall reasonably consider in good faith any comments provided by Stockholder with respect to such disclosure in such tender offer materials or proxy statement. In addition, Parent and Merger Sub may make any public statement subtantially similar to the disclosures referred to, and made in compliance with, the first sentence of this Section 9.1.

9.2 Further Assurances. From time to time and at Parent’s sole expense, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

9.3 Stop Transfer Order; Legends. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Securities, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order consistent with the terms of this Agreement with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such Shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Proxy Expiration Date.

SECTION 10.	MISCELLANEOUS

10.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Proxy Expiration Date.

10.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

10.3 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 5:00 p.m. (Pacific time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent by email after 5:00 p.m. (Pacific time) and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

if to Stockholder:

at the address set forth on the signature page hereof;

and if to Parent:

Vestis Retail Group, LLC

c/o Versa Capital Management, LLC

2929 Arch Street

Cira Centre

Philadelphia, Pennsylvania 19104

Attention: General Counsel

Email: tkennedy@versa.com

with a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

Attn:	Alison S. Ressler
Rita-Anne O’Neill

1888 Century Park East, 21st Floor

Los Angeles, California 90067

Fax: (310) 712-8800

Email:	resslera@sullcrom.com
oneillr@sullcrom.com

10.4 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a commercially reasonable manner to the end that the transactions are fulfilled to the extent possible.

10.5 Entire Agreement; Amendment. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith or referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto. No amendment or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by all parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Agreement shall be deemed to exist between Parent and Stockholder unless and until this Agreement has been duly and validly executed on behalf of all parties.

10.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations in violation of this Agreement shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s successors and assigns, heirs, estate, executors and personal representatives. This Agreement shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto, any rights or remedies of any nature.

10.7 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

10.8 Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

10.9 Governing Law. The Laws of the State of Delaware, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

10.10 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in New Castle County, Delaware for the purposes of any Action arising out of this Agreement or the Deal Agreements or any transaction contemplated hereby or thereby, and agrees to commence any such Action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, Deal Agreements or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEAL AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.11 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

10.12 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Termination. This Agreement and all rights and obligations of the parties hereunder, including the Proxy, shall terminate, and no party shall have any rights or obligations hereunder, and this Agreement shall become null and void on, and have no further effect, as of the Proxy Expiration Date. Nothing in this Section 10.13 shall relieve any party from any liability for any breach of this Agreement prior to its termination.

10.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

(e) The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.15 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Stockholder serving on the Company Board or acting in such person’s capacity as a director, officer or fiduciary of the Company, and (iii) Stockholder shall have no liability to Parent or any of its Affiliates under this Agreement as a result of any action or inaction by Stockholder serving on the Company Board or acting in Stockholder’s capacity as a director, officer or fiduciary of the Company.

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Parent, Merger Sub and Stockholder have caused this Agreement to be executed as of the date first written above.

VESTIS RETAIL GROUP, LLC

By:

Title

EVEREST MERGER SUB, INC.

By:

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Class A Shares Owned
Class B Shares Owned
Options to acquire Class A Shares Owned
Options to acquire Class B Shares Owned

[Signature Page to Tender and Support Agreement]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Sport Chalet, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Paul Halpern, William R. Quinn, Raymond C. French, Thomas A. Kennedy, David S. Lorry and Vestis Retail Group, LLC, a Delaware limited liability company (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”; provided, however, that from and after a Change in the Board Recommendation, such proxy shall automatically be limited to apply only to the Recommendation Change Shares and all other Shares in excess of the Recommendation Change Shares shall automatically and immediately be deemed released from this proxy; and provided, further that the attorneys and proxies named above shall cause all Shares that are not Recommendation Change Shares to be voted in a manner that is proportionate to which all holders of Shares (other than the Shares held by the Support Stockholders and the Olberzes) vote in respect of such matter. Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, shall survive the Stockholder’s death, liquidation or termination, is coupled with an interest and is granted in connection with, and as security for, the Tender and Support Agreement, dated as of the date hereof, among Parent, Everest Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Merger Sub and the Company (as it may be amended from time to time, the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date. Capitalized terms not defined in this Proxy shall have the respective meanings assigned to those terms in the Support Agreement.

Subject to the other provisions of this proxy and the Support Agreement, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until (and including) the Proxy Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any action by written consent of stockholders of the Company in compliance with the Company’s Organizational Documents (as the same may be amended from time to time):

(i) in favor of (A) the merger contemplated by the Merger Agreement (the “Merger”), and the adoption of the Merger Agreement and the terms thereof, (B) each of the other transactions contemplated by the Merger Agreement for which stockholder approval is required pursuant to Applicable Law, and (C) and any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws (except for any such amendment approved by Parent in writing); (iii) any material change in the capitalization of the Company or the Company’s corporate structure (except for any such change approved by Parent in writing; and (iv) any other action which is intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to any other matters except as specifically provided for herein. Notwithstanding anything herein or in the Support Agreement to the contrary and for the avoidance of doubt, Stockholder shall be entitled to vote all of the Subject Securities in favor of the amendment to the Company Charter required under the terms of the Crystal Credit Facility for which Company Stockholder approval is sought.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

If any term or provision of this proxy is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this proxy shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this proxy is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent and Stockholder shall negotiate in good faith to modify this proxy so as to effect their original intent as closely as possible in a commercially reasonable manner to the end that the transactions are fulfilled to the extent possible.

[Remainder of page left blank]

Dated: June 30, 2014

STOCKHOLDER

Signature

Printed Name

Number of shares of Class A common stock of the Company owned of record as of the date of this proxy:

Number of shares of Class B common stock of the Company owned of record as of the date of this proxy: